Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Trio-Tech International
Van Nuys, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-38082, Form S-8 No. 333-40102 and Form S-8 No 333-147817 of Trio-Tech International of our report dated October 2, 2009, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ Mazars LLP

Singapore
October 2, 2009